1 Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in this Registration Statement on Form S-8 of Apyx Medical Corporation of our report dated March 31, 2021, relating to the consolidated financial statements of Apyx Medical Corporation, appearing in the Annual Report on Form 10-K of Apyx Medical Corporation for the year ended December 31, 2020. RSM US LLP Orlando, Florida August 18, 2021